PROMISSORY NOTE

$250,000.00

August 28, 2017

Ukiah, California

FOR VALUE RECEIVED, Mendocino Brewing Company, Inc. (“Maker”), a California corporation, promises to pay to the order of Catamaran Services, Inc. (“Holder”), a Delaware corporation, the principal sum of Two Hundred Fifty Thousand dollars ($250,000.00) (“Principal”), with interest as defined below.

Maker promises to pay interest to Holder from the date of this Promissory Note on unpaid Principal owing from time to time at a rate equal to the lesser of (i) one and one-half percent (1.50%) per annum above the prime rate offered from time to time by the Bank of America Corporation in San Francisco, California, or (ii) ten percent (10%) per annum, until the Principal is fully paid.

All payments shall be in lawful money of the United States of America and in immediately available funds. Computations of interest shall be based on a year of 365 days but shall be calculated for the actual number of days in the period for which interest is charged.

All payments under this Promissory Note shall be made to Holder as directed by the Holder in writing.

This Promissory Note may be prepaid in whole or in part, without penalty, at the option of Maker and without the consent of Holder. All payments shall be applied first to accrued and unpaid interest, and then to the principal balance outstanding.

All payments made pursuant to this Promissory Note are expressly subject to the following condition:

a)       No portion of Principal or interest on this Promissory Note will be payable or paid until the Obligations(as that term is defined in the Credit and Security Agreement dated as of June 23, 2011, as amended, modified, or supplemented from time to time (the "Credit Agreement"), between Maker, Releta Brewing Company LLC, and Cole Taylor Bank) to Cole Taylor Bank, now known as MB Financial Bank, N.A. ("Bank") has been paid and satisfied in full (“Bank Loan”).

The full payment of this Promissory Note, and accompanying interest, shall be due six (6) months from the date of the Promissory Note. Should Maker not be able to satisfy this Promissory Note at the end of the original six (6) month term, the Promissory Note shall be extended for additional six (6) month terms until such time as the Bank Loan has been satisfied in full.

This Promissory Note is secured. As security for the prompt and full satisfaction of the outstanding principal balance of this Promissory Note, and all other sums due under this Promissory Note, Maker agrees that Holder shall have, and Maker hereby grants to and creates in favor of Holder, a lien and security interest in any and all of the assets, real, personal and intangible of the Maker, Maker’s subsidiary Releta Brewing Company, LLC granted to the Bank in connection with the Credit Agreement and any Permitted Liens (as defined in the Credit Agreement), Maker agrees that it shall not, without the prior written consent of the Holder, grant or create or permit to attach or exist any mortgage, security interest, lien, judgment, or other encumbrance on or in any of the Property or any portion thereof. Maker agrees that to the fullest extent allowed by law, the Holder’s security interest in the Property shall be of the same nature and to the same extent at the security interest granted in the Credit Agreement. Maker agrees that it shall preserve and protect Holder’s security interest in the Property. In addition to all rights and remedies given to Holder by this Promissory Note, Holder shall have all the rights and remedies of a secured party under the Uniform Commercial Code (the “UCC”). The parties hereto agree that this Promissory Note constitutes a security agreement under the UCC. Maker agrees from time to time at the request of Holder to file or record, or cause to be filed or recorded, such instruments, documents or notices, including assignments, financing statements and continuation statements as the Holder may deem reasonably necessary or advisable from time to time in order to perfect, to continue perfected and to preserve the priority of such lien and security interest.

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Holder agrees and acknowledges that the security interest granted to Holder by Maker in this Agreement is subject and subordinated to the security interest of the Bank pursuant to the Credit Agreement.

Subject to any senior rights of the Bank, upon the occurrence of any one of the following events (“Events of Default”), the entire principal amount outstanding and all accrued interest thereunder shall at the option of the Holder, without any prior notice, presentment or demand, become immediately due and payable in full:

(i) Failure of the Maker to make payments whenever due, and the continuation of such failure for a period of thirty (30) days; or

(ii) Failure of the Maker to perform or observe any of the Maker’s covenants or agreements under this Note; and the continuation of such failure for a period of thirty (30) days; or

(iii) An assignment by the Maker of any of its assets for the benefit of the Maker’s creditors, or the commencement by or against the Maker of any bankruptcy, insolvency, liquidation, receivership or similar proceedings.

Maker waives the right to require the Holder to do certain things. Those things are: (a) to demand payment of amounts due (known as “presentment”); (b) to give notice that amounts due have not been paid (known as “notice of dishonor”), except as expressly provided elsewhere in this in a Promissory Note; (c) to obtain an official certification of nonpayment (known as a “protest”). Anyone else who agrees to keep the promises made in this a Promissory Note, or who agrees to make payments to the Holder if Maker fails to keep the promises under this a Promissory Note, or who signs this a Promissory Note to transfer it to someone else also waives these rights. These persons are known as “guarantors, sureties and endorsers.”

The terms and conditions of the Credit Agreement are hereby incorporated into this Promissory Note by this reference.

NOTICE TO MAKER

Do not sign this Promissory Note if it contains blank spaces.

All spaces should be completed before you sign.

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IN WITNESS WHEREOF, and intending to be legally bound hereby, Maker, by its appropriate officers duly authorized, has executed this Promissory Note and affixed its corporate seal on this day and year first written above.

MAKER	ACCEPTED AND AGREED BY HOLDER

MENDOCINO BREWING COMPANY, INC.	CATAMARAN SERVICES, INC.
a California corporation.	a Delaware corporation

/sd/Mahadevan Narayanan	/sd/ Rajwinder Kaur
Mahadevan Narayanan	Rajwinder Kaur, Director
Chief Financial Officer

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